Exhibit 99.1

Palomar Holdings, Inc. Announces the Successful Completion of Reinsurance Programs

LA JOLLA, Calif., May 31, 2019 (GLOBE NEWSWIRE) — Specialty property insurer Palomar Holdings, Inc. (NASDAQ: PLMR) (‘Palomar’ or the ‘Company’) today announced the successful completion of certain reinsurance programs renewing and incepting at June 1, 2019.

The Company renewed $470 million of its core reinsurance program, inclusive of Torrey Pines Re, Palomar’s catastrophe bond, and purchased $200 million of incremental limit at the top of its reinsurance tower. Effective June 1, 2019, the Company’s reinsurance program provides coverage up to $1.05 billion for earthquake events. This incremental limit allows Palomar to maintain a cushion above the 1:250 year peak zone probable maximum loss and significantly exceeds simulated losses from any recorded historical event. As of March 31, 2019, a theoretical earthquake equivalent to the 1994 Northridge or 1906 San Francisco earthquake would generate a gross loss of $669 million or $580 million, respectively.

Other highlights of the placement include:

•	The maintenance of a $5.0 million per event retention;
•	Prepaid reinstatements on all renewing and new layers where applicable; and
•	Cascading limit of $331 million.

Additionally, Palomar successfully completed the inaugural placement of its Specialty Homeowners Facility (“SHF”) to provide quota share and excess of loss reinsurance specifically for its Specialty Homeowners business in Texas, Mississippi and Alabama. The SHF includes the flexibility to cover additional states that the Company has identified as expansion opportunities.

“We are very pleased to successfully complete our 6/1 renewal,” commented Mac Armstrong, Chief Executive Office and Founder. “We were able to procure an incremental $200 million of limit to buttress our growth with the requisite reinsurance capital, preserve our retention at $5.0 million per event and introduce a well-received new quota share and excess of loss program in the SHF. The SHF is emblematic of our strategy of generating a balanced combination of fee and underwriting income.”

Mr. Armstrong continued, “This renewal cycle has seen prices tighten and we are thrilled that our non-loss affected layers of reinsurance renewed flat to modestly up on an exposure adjusted basis. Our loss impacted layer, a $10.0 million layer of wind-only coverage attaching at excess of $5.0 million, did see an increase of approximately 15%. Our renewal pricing is a testament to the unique attributes of our program and the historical results we have generated for our reinsurance partners.”

Palomar’s reinsurance panel currently consists of approximately 80 reinsurers who either have an “A-” (Excellent) (Outlook Stable) or better financial strength rating from A.M. Best or post collateral.

Palomar President, Heath Fisher offered, “Palomar continues to thoughtfully refine and improve its reinsurance program. Our robust panel of reinsurers have been instrumental in our success to date. The 6/1 renewal was no different and we are very grateful for their support.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the company is an admitted carrier in 25 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent). To learn more about us, visit www.palomarspecialty.com.

Forward-looking Statements

Except for the historical information, the matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and subsequent reports filed by the Company with the Securities and Exchange Commission (the “Commission”). For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by the registrant by filing reports with the Commission, through the issuance of press releases or by other methods of public disclosure.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.